[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

July 25, 2012

BNC Bancorp

1226 Eastchester Drive

High Point, North Carolina 27265

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BNC Bancorp, a North Carolina corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offer and sale of:

(a)  7,160,765 shares of the Company’s common stock, no par value (the “Common Stock”) by (i) Aquiline BNC Holdings LLC (“Aquiline”) pursuant to the terms of (X) the Investment Agreement between the Company and Aquiline dated June 14, 2010 (the “Investment Agreement”) and (Y) the Securities Purchase Agreement and Amendment Number 1 to Investment Agreement between the Company and Aquiline dated May 31, 2012 (the “Amended Investment Agreement”) and (ii) other investors (the “Investors”) pursuant to the terms of (X) the Subscription and Registration Rights Agreements between the Company and certain affiliates of the Company dated June 14, 2010 and (Y) the Securities Purchase Agreement between the Company and certain Investors dated May 31, 2012 (the “Securities Purchase Agreement”) ;

(b) 4,187,646 shares of the Company’s non-voting common stock, no par value (the “Non-Voting Common Stock”) by Aquiline, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. pursuant to the terms of (i) the Amended Investment Agreement and (ii) the Securities Purchase Agreement;

(c) 4,187,646 shares of the Company’s common stock underlying the Non-Voting Common Stock (the “Non-Voting Conversion Stock”);

(d) 1,804,566 shares of the Company’s Mandatorily Convertible Non-Voting Preferred Stock, Series B, no par value (the “Series B Preferred Stock”) by Aquiline pursuant to the terms of the Investment Agreement; and

(e) 1;804,566 shares of the Company’s common stock underlying the Series B Preferred Stock (the “Conversion Stock”).

This opinion is delivered to you pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Common Stock, the Non-Voting Common Stock and the Series B Preferred Stock, and the Non-Voting Conversion Stock and Conversion Stock to be issued upon the conversion of the Non-Voting Common Stock and Series B Preferred Stock, respectively, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (i) the genuineness of all signatures and the legal capacity of all signatories; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that: (i) the Common Stock is validly issued, fully paid and nonassessable; (ii) the Non-Voting Common Stock is validly issued, fully paid and nonassessable; (iii) the Non-Voting Conversion Stock, when issued in accordance with the Company’s articles of incorporation, as amended to date, will be validly issued, fully paid and nonassessable; (iv) the Series B Preferred Stock is validly issued, fully paid and nonassessable; and (v) the Conversion Stock, when issued in accordance with the Company’s articles of incorporation, as amended to date, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, Limited Liability Partnership